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Exhibit 5.1

[LATHAM & WATKINS LETTERHEAD]

July 20, 2004

Valentis, Inc.
863A Mitten Road
Burlingame, CA 94010

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the registration by Valentis, Inc., a Delaware corporation (the "Company"), of the sale of up to 3,128,688 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), which are being offered by certain selling stockholders of the Company, on Form S-3 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 20, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Registration Statement covers the resale of (i) 2,234,779 currently issued and outstanding shares of Common Stock (the "Shares") and (ii) 893,909 shares of Common Stock (the "Warrant Shares") that are issuable upon exercise of certain outstanding warrants (the "Warrants").

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and Warrant Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          1.     The Shares have been duly authorized, validly issued and are fully paid and nonassessable.

          2.     The Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included in the Registration Statement.

Truly yours,
/s/ LATHAM & WATKINS LLP

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  Exhibit 5.1